EXHIBIT 23(c)

[LETTERHEAD OF BAKER TILLY VIRCHOW KRAUSE, LLP]
INDEPENDENT AUDITOR'S CONSENT

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S‑3 (File No. 333-___) and related Prospectus of Washington Real Estate Investment Trust for the registration of its common shares, preferred shares, warrants to purchase common shares, and debt securities and to the incorporation by reference therein of our reports dated November 21, 2011, with respect to the audited statements of revenues and certain operating expenses of 1140 Connecticut Avenue, Braddock Metro Center and John Marshall II for the year ended December 31, 2010.

/s/ Baker Tilly Virchow Krause, LLP

Tysons Corner, Virginia
June 21, 2012